SECTION 2

CODE OF ETHICS

GENERAL POLICY

KBK and its personnel owe a duty of loyalty to our clients. It is important that we strive to avoid conflicts of interest, the improper use of confidential information, or other improprieties.

Every employee of KBK must act with competence, diligence and integrity and in an ethical manner when dealing with clients, investors, prospective investors, third-party service providers and fellow employees. The following set of principles frame the professional and ethical conduct that KBK expects from its employees:

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Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective investors, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

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Place the integrity of the investment profession, the interests of clients, and the interests of KBK above one’s own personal interests;

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Adhere to the fundamental standard that employees should not take inappropriate advantage of their position;

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Avoid or disclose any actual or potential conflict of interest;

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Conduct all personal securities transactions in a manner consistent with the Personal Investment Policy and Procedures described below;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

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Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on the employee and the profession;

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Promote the integrity of, and uphold the rules governing, capital markets;

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Maintain and improve one’s professional competence and strive to maintain and improve the competence of other investment professionals; and

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Comply with applicable provisions of the federal securities laws.

Every employee of KBK must adhere to the foregoing general principles, and comply with the specific provisions and procedures of this Code of Ethics. Structuring transactions or behavior to achieve mere technical compliance with the terms of the Code of Ethics and the related procedures will not shield any employee from liability or other sanctions, up to and including termination of employment, that may result from conduct that violates a duty to clients of KBK, applicable law or the specific provisions and procedures of this Code of Ethics.

DEFINITIONS

“Beneficial Interest” or “Beneficial Ownership” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. For example, securities owned or held by the following individuals and entities are considered to be beneficially owned or held by the employee, and therefore are subject to the requirements of this Code of Ethics:

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A member of an employee’s “immediate family” (as defined below), living at an employee’s residence;

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A person whose financial affairs an employee “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

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An Investment Account (as defined below) or trust account over which an employee has investment control or discretion;

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A trust or other arrangement that names an employee as a beneficiary; and

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A non-public entity (partnership, corporation or otherwise) of which an employee is a director, officer, partner or employee, or in which he owns 10% or more of the stock, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

The term “Code” refers to this Code of Ethics.
“Exempt Security” means:

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Direct obligations of the United States government or the government of another sovereign nation;

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Mutual funds;

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Closed end funds including ETFs and index funds;

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

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Securities purchased or sold in any account over which an employee has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party); AND which account is approved in advance in writing by Compliance; and

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Securities acquired as part of an automatic dividend reinvestment plan.

An Employee’s “immediate family” includes a spouse (or domestic partner), minor children and related adults living in the same household as the employee.

“Initial Public Offering (“IPO”)” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Account” means any self-directed account:

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Which contains securities in which an employee holds a Beneficial Interest; or

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On which an employee or a member of his or her immediate family is named in the title of the account; or

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For which an employee acts as guardian, trustee, custodian, etc.; or

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Over which an employee exercises control, either directly (e.g., by Power of Attorney) or indirectly (e.g., as an adviser).

“Private Placement Securities” means securities that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. (e.g., interests in hedge funds not managed by KBK, and interests in private companies or partnerships)

“Security” means any of a variety of instruments, including but not limited to public corporate debt, bank debt, private credit facilities, credit default swaps, and other private investments.

PERSONAL INVESTMENT POLICY AND PROCEDURES
General Policy

It is KBK’s policy that all employees are to comply with the letter and the spirit of applicable federal securities and similar state and foreign laws and the provisions of this Code. Employees of KBK are to review this Personal Investment policy before engaging in any personal trading.

Pre-Clearance of Personal Securities Transactions for Certain Securities

KBK will provide advisory services to Childhood Essentials Growth Fund as a sub-adviser. The investment adviser to Childhood Essentials Growth Fund is Second Nature Investment, LLC located at 8387 E. Twisted Leaf, Dr. Gold Canyon, Arizona, 85118. Childhood Essentials Growth Fund (the “Mutual Fund” or the “client”) is a registered investment fund (aka mutual fund) under the Investment Company Act of 1940. The Mutual Fund seeks to achieve its investment objective by investing primarily in domestic equity securities of any market capitalization of growth companies that derive a majority of their revenues from products and services related to raising children from newborn to age 18, such as pharmacies, national superstores, family restaurants, and children’s retail stores (“Childhood Essentials”). These companies are integrated into the daily life of essential and everyday spending on infants and children. The Fund defines growth companies as those that the adviser or sub-adviser believes have above-average prospects for growth of sales, profit or both. The adviser delegates execution of the Fund’s investment strategy to a sub-adviser. KBK selects securities that it believes have relatively low prices when compared to other securities of companies with similar growth prospects. KBK sells securities when it believes more compelling investments are available.

No employee shall buy or sell listed securities (including borrowing securities in order to sell short such securities) without prior approval. In addition, No employee shall invest in any IPOs and private placement securities without prior approval. The Firm does requires pre-clearance of all types of securities in access person’s investment accounts as define above. Additional procedures are detailed below.

In addition, KBK is also an adviser to India Opportunity Fund. The KBK India Funds utilize unique approaches to investing in India’s compelling growth trajectory. The India Opportunity Fund employs a proprietary factor rotation model to construct a diversified portfolio of Indian equities and derivatives with the goal of generating annual returns of 12-20% with downside volatility equal to or less than that of the MSCI Emerging Markets Index.

Requesting Pre-clearance

Pre-clearance may be sought by submitting a fully completed Personal Transaction Request Form (“PTR”) by email to kevin.bush@kbkcapitalmanagement.com or by hand delivery. The CCO or another member of the Compliance Department will notify the employee, via written confirmation (which may be by email), whether the transaction is approved or denied. The requesting employee must receive written approval before executing the transaction unless the CCO grants express verbal approval. In circumstances where an employee is unable to submit a written request (e.g., due to limitations imposed by travel), the CCO has sole discretion whether to authorize a transaction. Promptly upon the employee having the ability to submit a written request after such an authorization based on a verbal or written request, such written request shall be submitted by the employee to kevin.bush@kbkcapitalmanagement.com.

Duration of Pre-clearance Approval

Pre-clearance approval terminates at the end of the first full business day in the local jurisdiction of the employee after the business day on which the approval is given (for example, if approval is provided on a Wednesday the employee must complete the trade by the close of business on Thursday (assuming the Thursday is not a holiday)). Additionally, in limited circumstances, pre-clearance approval may be extended as deemed necessary or appropriate by the CCO.

Pre-clearance Does Not Protect Wrongdoing

Compliance with this pre-clearance requirement is separate from and in addition to the employee’s other obligations under this Code. Even if an employee has pre-cleared a transaction in a security subject to this Code, each such employee acknowledges that the transaction may be subject to further review by the CCO, if the transaction is ultimately determined to have been made in contravention to one or more provisions of this Code or applicable law.

Options

When trading options, the employee must pre-clear the underlying security (i.e. FMCC) and the option before entering an option contract. Further, for reporting purposes, employees must report the writing of an option to purchase or sell a security. It should be noted, derivatives, such as options, should not be used to alter the effective economic position in a particular security during the Firm’s 30 day holding period (i.e., you cannot do through an option what you could not do directly by a sale or purchase).

Prohibition against Acquiring Securities in an Initial Public Offering

Employees are prohibited from acquiring a Beneficial Interest in any US-registered equity offered in an IPO. However, exceptions may be allowed when (1) the investment relates to securities of the employer of a spouse offered to all employees at the spouse’s level, (2) for the demutualization of insurance companies, banks or savings and loans, or (3) as otherwise approved in writing by the CCO after a review of surrounding facts and circumstances. Note: Regardless of whether an exception is allowed, all employees must report and pre-clear all transactions in IPOs, and the employee must provide appropriate documentation supporting the exception.

Restricted Periods for Trading in the Same Security as a Client

Employees are prohibited from directly or indirectly trading for their Investment Account in a security within seven calendar days after a client trade in the same security (the “Restricted Period”). Should an inadvertent trade occur within a Restricted Period, the CCO will determine what sanction is warranted (including but not limited to termination of employment) or whether the facts and circumstances warrant granting an exception to this policy and document the facts and circumstances of any exception. Factors to be considered during any review would include but are not limited to:

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The employee's position within the firm;

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Whether the employee transacted in a type or specific security in which his/her product area has invested or may invest;

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Whether the employee was aware of any information concerning an actual or contemplated investment in that same security by KBK for any client account; and

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Whether the price at which the personal securities transaction was effected was more advantageous than the price at which the client transaction in question was effected.

Restricted Period Exceptions

While directly or indirectly trading in a security during a Restricted Period is generally not permitted, there may be some circumstances where the CCO may determine that such an investment may be permitted. Pre-clearance approval will generally be granted and the trade will generally not be deemed to be a violation of the applicable Restricted Period if the personal transaction does not exceed 500 shares within a seven day period for an issuer with capitalization (outstanding shares multiplied by the current market price per share) greater than $10 billion.

Use of Brokerage for Personal or Family Benefit

No employee may, for direct or indirect personal or family members’ benefit, execute a trade with a broker by using the influence (implied or stated) of KBK or any director’s or employee’s influence (implied or stated) with KBK..

Restricted and Watch Lists

No employee may make a personal trade in securities of an issuer listed on the Watch List or the Restricted List.

Personal Securities Reporting Requirements

The SEC requires investment advisers to review their employees’ trades, including any account in which the employee has a Beneficial Interest, relative to client trades, to ensure that no actual and/or potential conflicts of interests exist.

Account Lists

Each employee is required to complete a list setting forth each brokerage account name, account number, and the name of each firm through which transactions are directed with respect to all accounts in which the individual may have Beneficial Ownership. The term “brokerage account” means any account in which an individual has the ability to buy or sell individual securities (e.g., the ability to buy stocks even if an individual holds only mutual funds). As such, it will not include accounts held at a mutual fund and, in general, it will not include employee sponsored plans, such as 401k accounts, unless the account allows for the purchase of individual securities, such as the company’s own issued security interests. Each individual is responsible for reporting any changes to this list of brokerage accounts to the CCO in a timely manner. Managed accounts should also be included on the initial account list.

Monthly Account Statements / Initial Holdings Report

As soon as practicable (but in any event within 30 days) after a person becomes an employee or an access person subject to this Code, such person shall submit to the CCO a completed Initial Holdings Report that lists securities (other than any Exempt Security) in which such employee has a Beneficial Interest. The report must also include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the employee has any direct or indirect Beneficial Ownership; the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee's direct or indirect benefit; and the date the employee submitted the report. The information in the report must be current as of a date no more than 45 days prior to the date the person became an KBK employee. Note that Compliance may refuse to permit any personal trading unless and until a person has complied with the requirements of this paragraph.

Personal Trading Reports

Each employee shall arrange for duplicate monthly account statements and confirmations of all personal securities trades to be sent to KBK by the broker, dealer and any other applicable institutions. The duplicates shall be e-mailed to kevin.bush@kbkcapitalmanagement.com (or to another address as may be designated by the CCO). In the absence of such duplicate confirmations and account statements containing all personal securities trades of non-Exempt Securities, the employee is required to complete a Quarterly Transaction Report within 10 calendar days after the end of each quarter. Each report must contain, at a minimum, the following information about each transaction involving a security in which the employee had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the employee submits the report.

Annual Compliance Manual Acknowledgement and Annual Holdings Report

Within 45 days after the end of the calendar year, all employees must complete and return to the Compliance Department the Annual Compliance Manual Acknowledgement Form and the Annual Employee Code of Ethics Representations Packet. Also within 45 days after the end of the calendar year, each employee shall submit to the CCO an Annual Holdings Report that lists all securities, excluding Exempt Securities, in which such employee has a Beneficial Interest. The report must also include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number; number of shares; and principal amount of each security in which the employee has any direct or indirect Beneficial Ownership; the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee's direct or indirect benefit; and the date the employee submitted the report. The information in the report must be current as of a date no more than 45 days prior to the date the report was submitted. Employees that have arranged to have their duplicate monthly account statements and confirmations sent to KBK are permitted to reference the prior provision of duplicate statements, as opposed to re-listing all positions.

Role of the Compliance Department

A member of the Compliance Department will review reported personal securities transactions and the clients’ securities transactions to determine whether a violation of these Personal Investment Policy and Procedures may have occurred. Before making any determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional explanatory material.

The Compliance Department, on behalf of KBK, shall maintain (or coordinate and supervise the maintenance of) records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the SEC. Such records shall include:

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A copy of these Personal Investment Policy and Procedures and any other code which is, or at any time within the past five years has been, in effect which shall be preserved in an easily accessible place:

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A record of any violation of these Personal Investment Policy and Procedures and of any action taken as a result of such violation which shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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A copy of each report made by employees pursuant to these Personal Investment Policy and Procedures including any information provided in lieu of such reports which shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or provided, the first two years in an easily accessible place;

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A list of persons who are, or within the past five years have been, access persons as defined in Rule 204A-1 promulgated under the Advisers Act; and

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A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of initial public offerings, for at least five years after the end of the fiscal year in which the approval is granted.

INSIDER TRADING POLICY AND PROCEDURES Introduction

Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information which was improperly obtained (“misappropriated”), or where it was obtained under circumstances contemplating that it would not be used for personal gain (as an

“insider” or “temporary insider”), and in certain other circumstances. In addition, “tipping” of others about such information is prohibited. The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence is not in any way compromised. The persons covered by these prohibitions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about a company, such as attorneys, accountants, consultants or bank lending officers (“temporary insiders”). By virtue of its strategy to trade domestic equity securities, KBK often may have access to material information that has not been publicly disseminated because of the nature of information provided the Mutual Fund or Private Fund. Given KBK’s trading strategy, KBK and its affiliates may be deemed to be temporary insiders of certain issuers of which KBK holds debt or equity. Violation of these prohibitions has severe consequences for both KBK and its employees.

Consistent with these principles, KBK policy forbids any employee from engaging in “insider trading”, which generally can be summarized as (i) trading in a security, whether on behalf of an KBK client account, a personal account (including accounts of family members or other accounts over which the employee maintains discretion) or for any other reason, if that employee is in possession of material and nonpublic information concerning the issuer; or (ii) communicating material and nonpublic information to others in violation of the law. This policy applies to every employee and extends to activities within and outside of each employee's duties at KBK. Any questions regarding this policy should be referred to the CCO.

The term “insider trading” generally is used to refer to trading in securities on the basis of material and nonpublic information (whether or not the person actually trading is an "insider"). A person is deemed to trade "on the basis of" material nonpublic information if that person is aware of material nonpublic information when making the purchase or sale. It is generally understood that U.S. law concerning insider trading prohibits trading by an "insider" on the basis of material nonpublic information about the security or issuer. Accordingly, in order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., employer). U.S. law also prohibits the communication of material and nonpublic information to others and provides for penalties and punitive damages against the "tipper" even if he/she does not receive financial gain from the communication. In addition, the laws of other countries and jurisdictions often include similar, and in some cases more stringent, restrictions regarding insider trading and information sharing. Thus, any employee contemplating any transaction in the securities of an issuer for which KBK has or the employee believes may have access to insider information must discuss the transaction with the CCO prior to engaging in the transaction, and may only do so upon the CCO’s conclusion, that the employee is not in possession of material, nonpublic information about the issuer. A conclusion that an employee does not have material, nonpublic information does not mean the employee is exempt from following any other applicable procedures described herein.

A further discussion of the elements of insider trading and the penalties for insider trading is below. If, after reviewing this policy, you have any questions concerning this policy, you should refrain from trading in the security and consult with the CCO.

General Policy Definitions
Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, investment advisers, and the employees of such organizations, depending upon the circumstances.

The policies and procedures set forth herein apply to all KBK employees. For purposes of these policies, all references to employees herein include spouses, family members and others living in their households, business partners, trusts or corporations directly or indirectly controlled by such persons, and any other person who might receive material information from any of such persons.

What is Material Information?

"Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information concerning the following, among other things may be considered material (depending on the relevant facts and circumstances):

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Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

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Dividend increases or decreases;

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Earnings or earnings estimates and changes in previously released earnings or earnings estimates;

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Interim financial information, including monthly financial statements;

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Forward looking business plans and strategies;

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Public offerings of securities by private or public entities, including plans to offer securities, cancellations of planned offerings and changes in the timing or terms of offerings;

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Transactions by an issuer relating to its own securities, including share repurchase programs and derivatives;

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Write-downs of assets;

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Expansion or curtailment of operations;

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Increases or declines in orders;

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New products, discoveries and inventions;

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Borrowings and charges to reserves for bad debts;

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Actual or threatened litigation;

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Liquidity problems;

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Financing needs;

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Significant management developments;

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Changes of ratings of debt securities; and

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Government investigations or actions. What is Nonpublic Information?

Inside information is generally not deemed to have become public until such information has been publicized through a press release or other official announcement sufficient to provide the investing public a reasonable opportunity to evaluate the information. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation (including equivalent websites of general access) is considered public. The issue of what constitutes a “reasonable opportunity to value the information” is a question of facts and circumstances that will need to be determined on a case by case basis. Any such determination will be made by the CCO in consultation with outside legal counsel (if desired by the CCO) at the CCO’s discretion. No inside information in the possession of any KBK employee will be deemed to have become public prior to the CCO’s determination.

Penalties for Insider Trading

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally profit from the violation:

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Civil injunctions;

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Disgorgement of profits;

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Punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

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Felony convictions which include possible jail sentences; and

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Fines and sanctions against the employer or other controlling person. Procedures to Safeguard against Insider Trading

The following procedures have been established to aid employees of KBK in avoiding insider trading, and to aid KBK in helping to prevent (and detect) insider trading. Upon discovering a violation of this policy, KBK may impose such sanctions against the employee involved (up to and including termination of employment) and take other actions as it deems appropriate. Given the serious nature of this matter, sanctions may include one or more of the following: disgorgement of profits, fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which could include termination of employment and other actions as deemed necessary or appropriate.

Identifying Inside Information

As part of the analysis to determine whether information constitutes Inside Information, the CCO will consider the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions (i.e., whether the investor should buy, sell or hold a security)? [Note: this is inherently a facts and circumstances determination.]

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Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being publicly filed with the SEC or published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation?

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Does the Firm have a contractual or other legal duty to keep such information confidential?

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Is the information of a nature that is “Borrower Confidential Information” in that it is not generally available to members of the lending syndicate?

Materiality Determinations

The CCO will be responsible for determining whether information is material, based on information provided by and discussions with the appropriate trading and analytical team. Given the asset class and sophisticated instruments KBK seeks to invest in (e.g., bank debt, trade claims, and other non-securities), employees may receive detailed information about an issuer and its specific affiliated businesses (e.g., information concerning a specific asset or liability such as an airplane, vessel, power plant, gas line etc.), which may require close scrutiny when making a materiality determination because information that may ordinarily make trading in a security inappropriate may not apply to trading in a non-security where KBK already possesses enhanced information.

How to Respond If You Think You Are Aware Of Inside Information

The Firm has procedures in place to deal with ordinary course receipt of Inside Information (such as receipt of Inside Information after executing a confidentiality agreement or becoming party to a loan agreement). If you believe the information you are aware of may be material and nonpublic and  received outside the ordinary course (e.g., if the issuer is not currently on the Firm’s Watch List, or, if on the watch list, the information constitutes Borrower Confidential Information), or if you question whether the information is material and nonpublic, you should take the following steps:

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Report the matter immediately to the CCO;

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Do not purchase or sell any “security” of the issuer on behalf of any client account, yourself or others; and

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Do not communicate the information or anything else relating to the issuer to anyone either inside or outside of KBK except the CCO.

After the CCO has reviewed the matter, you will be instructed to either continue the prohibition against trading and communication or be given permission to trade the security and communicate freely the information in question.

Restricting Access to Material Nonpublic Information

As indicated above, information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within KBK other than those with a need to know. In addition, care should be taken so that such information is secure. The CCO will determine appropriate restrictions, if any. Further, materials containing such information should not be removed from KBK’s premises unless reasonably necessary (and if they are removed, proper measures should be taken to protect the materials from loss or content disclosure).

Selective Disclosure

You may never disclose the composition of advisory account portfolios to outside third-parties unless:

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The information is otherwise publicly available,

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Directed to do so by the client pursuant to fully-disclosed selective disclosure practices specific to the advisory account and with the approval of the CCO, or

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The information is required by service providers who provide services with respect to such advisory account.

Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of KBK’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a fund’s portfolio to certain investors/third parties may also be viewed as KBK engaging in a practice of favoritism; however, KBK’s authority to make such selective disclosures has been disclosed to investors in the applicable client’s private placement memorandum.

You must

immediately report all inquiries received to disclose portfolio holdings to the CCO.

Notwithstanding the foregoing, KBK has the discretion to agree with investors in its funds to waive or modify the application of any provision of the investment terms applicable to such investor in a “side letter” or in any other manner, without obtaining the consent of any other client or investor. KBK may also provide certain information relating to the performance of the applicable fund to investors, as requested. Managed accounts are managed in accordance with specific guidelines established with the relevant client and therefore afford transparency to such client.

RESTRICTED LIST AND WATCH LIST POLICY AND PROCEDURES
Introduction

KBK’s Compliance Department maintains a Restricted List and a Watch List under the supervision of the CCO. An issuer may be placed on the Restricted List or the Watch List for a number of reasons, and therefore no inferences should be drawn concerning an issuer (or its securities or loans) simply because of its inclusion on the Restricted List or the Watch List.

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The Restricted List shall, as appropriate, list the names of issuers:

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For securities, as to which KBK has material nonpublic information;

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For non-securities (such as bank debt or trade claims), as to which KBK has material nonpublic information and:

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With respect to which KBK has contractually agreed not to trade (e.g., pursuant to “lock up” or other trading restriction provisions);

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With which KBK may have significant affiliations through directorships, ad hoc committee memberships or otherwise (as the CCO determines appropriate) for the period of time in which KBK has or may be deemed to have material nonpublic information that exceeds that generally available to other syndicate members and is material; or

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About which KBK or its affiliates have confidential information of a Borrower of a type that the CCO determines would prohibit trading with counterparties absent enhanced non-reliance terms of trade.

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That U.S. federal or foreign governments have determined may not be traded for a certain period of time (e.g., short sale bans);

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That the CCO otherwise determines to include on the Restricted List.

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The Watch List shall, as appropriate, list names of Issuers:

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In which KBK has signed a confidentiality agreement with respect to a bank debt issuer but does not currently possess material nonpublic information greater than syndicate level information;

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That are regulated entities and KBK’s position in that entity is approaching regulatory limits; and

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That the Compliance Department otherwise determines to include on the Watch List (whether due to threshold filing requirements, portfolio concentration limits or otherwise).

General Policy

No employee of KBK may trade in any securities of an issuer for the benefit of an Investment Account if the issuer is currently listed on the Restricted List or the Watch List (the CCO will make this determination during the pre-approval process). No portfolio manager or trader may trade for the benefit of any KBK client account (including any fund) in any securities of an issuer if the issuer is currently listed on the Restricted List (for avoidance of doubt, bank debt is not a security). In rare cases, there may be exceptions to this policy upon approval by the CCO (without limitation, possible examples that may qualify for an exemption are where there are only private securities of an issuer outstanding or where both parties to the trade possess equivalent information or enhanced non-reliance terms of trade is agreed).

Maintenance of Restricted List

The Compliance Department shall maintain the Firm’s Restricted List and related files (e.g., annotated log and memos to file etc.). The CCO shall have sole authority to add or remove an issuer from the Restricted List as deemed appropriate; however, responsibility for facts and circumstances relating to the investment lies with the investment team. The Restricted List shall be distributed to a limited number of employees on a "need to know" basis (i.e., portfolio managers, traders, analysts and certain back office personnel, etc.) on a daily basis. No employee who receives the Restricted List shall disclose to any other person the securities or issuers listed on the Restricted List, except as the CCO may approve.

Issue Identification and Escalation

The Compliance Department reviews the trade blotter of the prior day’s trades against the Restricted List. Should a trade inadvertently occur in an issuer appearing on the Restricted List, the CCO shall immediately review the matter and determine what remedial actions should be taken (e.g., unwinding of the trade, disgorgement of profits and any other formal review, etc.). The results of the review will also be escalated to the COO and CIO, which may result in additional actions, depending upon the circumstances.

THE WATCH LIST POLICY AND PROCEDURES

The Watch List is a list of issuers about which KBK may have received or may possibly receive inside information but in which KBK may still trade bank debt, trade claims and other instruments that are not securities. Bank debt names in which KBK funds have signed a confidentiality agreement with a prospective counterparty (e.g., a sell-side bank) are placed on the Watch List because it is possible that KBK will obtain material non-public information as a result of being part of the lending syndicate. The Watch List is ordinarily used to monitor trading activities in these issuers and/or monitor compliance with other related policies and procedures.

Placement on the Watch List

An issuer will normally be placed on the Watch List by the CCO when KBK has received or may expect to receive nonpublic investment related information concerning an issuer, or when KBK otherwise determines that there is a need to monitor trading activities in such issuer. Upon the execution and delivery of a confidentiality agreement, the issuer will be added to the Watch List.

Effect of the Watch List

The placement of an issuer on the Watch List creates a presumption that will normally result in the denial of pre-approval to trade in “securities” or “security based instruments” of that issuer but will not usually affect trading activities in non-security type instruments (e.g., bank debt, trade claims, etc.). If the reason for placement of the issuer on the Watch List is solely due to KBK’s ownership of bank debt and KBK has elected to receive only “public side” information through a data site (e.g. via Intralinks, DebtDomain or SyndTrak) trading in securities will still be permitted. Should security trades occur in any issuer appearing on KBK’s Watch List the CCO will review the trade and among other things may intervene to break trades, freeze or liquidate positions, limit trading activity, or impose other restrictions on the activities of KBK or its employees in connection with the securities of Watch List issuers.

Confidentiality Agreements

When KBK is considering trading in certain types of non-security investments (e.g., bank debt instruments), it will often enter into a confidentiality agreement with a third party (e.g., a syndicate member or other lender). Those agreements may occasionally specifically restrict KBK’s investment activity in the identified issuer (e.g., contractually prohibit trading in any security of the issuer), but more commonly, the confidentiality agreement will simply raise the possibility that syndicate level non-public information may be conveyed to KBK as part of the materials the counterparty provides or makes available (e.g., via Intralinks, DebtDomain or SyndTrak). Again, the issue of “materiality” and an ultimate determination as to whether the information provided rises to the level of “inside information” is left to the CCO to determine based on information provided by and discussions with the appropriate trading and analytics team, and in consultation with outside counsel, as necessary.

“Ad Hoc” or Informal Credit Committees

From time to time, KBK may desire that an employee of KBK participate in an “ad hoc” or informal creditor committee, to ensure full representation of the interests of KBK’s clients. While generally one will not receive MNPI merely by joining an ad hoc creditors committee, in circumstances in which an KBK employee becomes part of an informal or ad hoc creditor committee and thereupon receives MNPI or, in the case of distressed debt, information that rises materially beyond that possessed by the loan syndicate, it is KBK’s general policy to add the issuer to the Restricted List, depending on the level of information received, as well as KBK’s Board and Committee Representation Log.

It is the responsibility of every KBK employee to notify the CCO whenever an employee joins a formal committee or Ad Hoc Committee, so that Compliance may update KBK’s Board and Committee Representation log.

It is the responsibility of every KBK employee to notify the CCO whenever an employee believes that an issuer should be considered for placement on or removed from KBK’s Watch List (e.g., when the employee has received nonpublic investment related information that may be material or, in the context of an issuer on the watch list, when that employee may have Borrower Confidential Information).

Removal from the Watch List

Consideration for removal of an issuer from KBK’s Watch List will normally occur when: (1) the assignment or transaction on which KBK is working (or information KBK has received) becomes publicly known or is determined to be immaterial or (2) the obligations of confidentiality undertaken by KBK in the relevant confidentiality agreement expire. Generally, an issuer will remain on the Watch List for the duration of the period in which nonpublic information is available to KBK. The Research and Trading functions in conjunction with the Compliance Department will review the Watch List approximately every six months to see whether any listed issuer may be a possible candidate for removal given the factors identified in this paragraph. Employees may also request the CCO to consider removing an issuer from the Watch List given the facts and circumstances.

SAFEGUARDS ON NON-PUBLIC INFORMATION ACCESS
When to Restrict Information Access

On occasion, at the initial phase of considering an investment in an issuer, KBK may evaluate the possibility of investing in several different segments of the issuer’s capital structure (e.g., bank debt and/or public bonds). At that stage of the investment decision process, KBK may desire to restrict its investment personnel from accessing any information that may be deemed as “nonpublic”, so as to clearly preserve the option for KBK to execute transactions in the securities of the issuer.

Procedures for Restricting Information Access

The following procedure may be employed when employees are evaluating potential new deals: If the decision is made to remain “public”, thereby clearly preserving KBK’s ability to trade securities of the issuer, the employees should make every effort to obtain investment related information only from public sources, such as Bloomberg and other general information service providers. In circumstances in which the company seeks to stay “public” it is important to note that the affected investment professionals retain ultimate responsibility in determining if they have been exposed to material nonpublic information. If an investment professional determines that he or she has been exposed to inside information, it is that person’s responsibility to immediately inform the CCO. The investment professional is responsible for electing the “public side” of any information the issuer makes available (e.g., via Intralinks, DebtDomain or SyndTrak).

Information Barrier Procedures

As discussed above, KBK employees may receive MNPI as part of their research and other investment related activities (e.g., consideration of a bank debt investment). Although not expected to be used frequently, KBK may from time to time implement an information barrier (commonly referred to as a “Chinese Wall”) that would permit the firm to continue trading securities of an issuer once an investment team member comes to possess MNPI concerning an issuer. The question of materiality always requires a case-by-case analysis, and further, the terms and procedures (and documentation thereof) for a particular information barrier will likewise vary on a case-by-case basis and shall be determined by the CCO; further, information barriers, if implemented, will require strict adherence by KBK employees to said terms and procedures as well as ongoing monitoring by the CCO.

It is important to note that the implementation of an information barrier is, by virtue of being specifically authorized herein, not intended to constitute a circumvention of KBK’s Watch List or other Code procedures.

POLICY REGARDING USE OF PAID RESEARCH CONSULTANTS
Pre-approval Procedures

Any use of paid research consultants must be pre-approved in writing (which may be by email) by the Compliance Department. Paid experts may only be retained through approved research consulting service providers or by a consulting agreement approved by the Legal Department. Before an expert network provider is approved, it must undergo due diligence by the CCO, which will include, but is not limited to, evaluation of the screening process for its consultants, the organization’s internal control environment, and its ability to include KBK’s requirements in its approval filters.

Prohibited Consultations

Analysts are generally prohibited from using research consultants who are currently employed or were recently employed by a company for which the analyst is conducting company-specific due diligence. If the company has no publicly-listed securities, then the consultation will be permitted subject to the prohibition of receiving any MNPI (or, if the company has no publicly-listed securities but is on KBK’s watch list, upon confirmation that the consultant does not possess MNPI greater than syndicate-level information unless such name is added to the Restricted List). If the employment was with a company with publicly-listed securities and such employment ended (including any post-employment consulting arrangement) more than one year ago, use of the consultant may be permitted. If the employment was with a company with publicly-listed securities and such employment (including any post-employment consulting arrangement) ended less than one year ago, consultation about the industry (but not the company) may be permitted if the CCO add the company to the Restricted List for a period of time that the CCO deems appropriate. You must discuss such situations with the CCO.

Consultant Affirmations

Upon granting pre-approval for a consultation the approved research consulting service provider, will send the proposed research consultant and any investment professional who will be involved in the consultation a written communication confirming that the consultant:

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Is aware that KBK is an investment firm and that it may use the information discussed to make investment decisions.

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Is aware of and will comply with all obligations under the policies and guidelines of the research consulting service provider through which the consultant was introduced to KBK.

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Will not provide to anyone at KBK any material, non-public information.

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Will not discuss any information with respect to which the consultant is under any duty of confidentiality or trust, including to any current or former employers or anyone else.

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Has obtained all necessary approvals from any employer or other party and is authorized to participate in the consultation.

Obligations of Investment Professionals

If an investment professional receives information from a consultant that they believe might be MNPI, or an investment professional believes the consultant may have breached a duty of trust or confidence or the policies or guidelines of their consulting network, the investment professional must contact the Compliance Department immediately so that a determination can be made as to whether to restrict trading and/or take other steps, such as reporting the situation to the research consultant.

POLICY REGARDING RUMORS

Employees are prohibited from spreading rumors with the intent to profit through trading. Such actions could give rise to concerns about market manipulation. Any questions or concerns about what constitutes a rumor should be discussed with the CCO.

POLICY REGARDING PRIMARY AND SECONDARY OFFERINGS; REGULATION M

Pursuant to SEC Rule 105 of Regulation M, a person or entity is generally prohibited from participating in a registered primary or secondary offering (that is, an offering of a public company made by the company or selling stockholders) if they have sold short the securities that are the subject of the offering within five (5) business days prior to pricing (the “Restricted Period”). Under certain circumstances, however, such a person or entity may still participate in such an offering if they purchase a number of shares equal to the total short sales at least one business day (and after the last short was made) prior to pricing (the “Bona Fide Purchaser Exception”).

Investment professionals should not seek to rely upon the Bona Fide Purchaser exception as a means of complying with Regulation M unless they do so in consultation with the CCO. The CCO will document and maintain a record of any requests for approval to participate in a primary or secondary offering and such documentation will indicate whether the request was approved or denied.

OTHER CONFLICT OF INTEREST REQUIREMENTS
Prohibition on Service as a Director

It is considered generally incompatible with an employee’s duties to KBK to assume, for personal reasons, the position of director of an outside for profit corporation or entity if such outside directorships are deemed to pose a material conflict with the employee’s obligations to, or the activities of, KBK. A report should be made by an employee to KBK of any invitation to serve as a director of any entity that is not an affiliate of KBK, and the employee must receive the approval of the CCO prior to accepting any such directorship regardless of whether the entity is for profit or not-for-profit. In the event that approval is given, and the company has any publicly-listed securities, the company in question shall immediately be placed on KBK's "Restricted List".

Restrictions on Other Outside Activities

It is considered generally incompatible with the duties of an employee of KBK to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an affiliate, if such outside activities are deemed to pose a material conflict with the employee’s obligations to, or the activities of, KBK. Each employee shall be required upon commencement of employment with KBK, and promptly as circumstances change, to report all outside activities to the

CCO. Based upon a review of the surrounding facts and circumstances, the CCO may approve those activities that are not deemed to pose material conflicts.

Disclosure of Relationships with Financial Industry Professionals

Upon commencement of employment with KBK and promptly as circumstances change, each employee shall disclose any family members who work as registered representatives or registered principals for a broker-dealer.

Gift and Entertainment Policy

While it is understood that social networking is a vital component in client and service provider relations, it is important that employees of KBK make every reasonable effort to avoid the appearance of undue influence upon their decision-making processes. Similarly, it is important that employees of KBK avoid the appearance of improper influence by or upon parties with which they conduct business. To further these ends:

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Employees may not offer or provide gifts or entertainment to a present or prospective counterparty, client (investor or prospective investor), competitor, or supplier unless the gift or entertainment can reasonably be regarded as personal in nature or appropriate for the applicable business environment. Giving gifts of cash and cash equivalents is prohibited.

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Gifts and entertainment may be received from a present or prospective counterparty, client, competitor or supplier only when: (i) they are of reasonable value under the circumstances and cannot be construed as or are not for the purpose of making a bribe or payoff; and (ii) they do not violate any applicable law.

A gift item received by or provided to an KBK employee must be reported to the CCO when it exceeds $100 in value (excluding business meals where the provider is present) no later than 5 business days after the item is received or provided. When provided at a continuous event or function, such as a seminar, the value of gifts and entertainment items must be aggregated in determining whether they are reportable. When reporting a gift or entertainment item, the employee should include a description of the gift or entertainment, its estimated value, and the names of the provider(s) and recipient(s). The CCO, or his or her designee, will record the information in KBK’s Gift and Entertainment Log and review the reported items for appropriateness and consistency with this policy.

Where entertainment item exceeds $250 in value, an employee must receive pre-approval from the CCO prior to providing the item to, or accepting the item from, any party that does, or seeks to do, business with KBK.

Under no circumstances shall an KBK employee accept cash or cash equivalents, airline travel or hotel accommodations from a party that does, or seeks to do, business with KBK. If approval is granted to attend an event where the sponsor is providing airline travel or hotel accommodations, then approval is granted conditioned upon the KBK employee (1) determining in consultation with the CCO the fair market value of such travel or hotel accommodations, and (2) either the employee or, upon approval of the employee’s manager and subject to the Firm’s expense policy KBK, either separately providing such hotel or air travel arrangements or reimbursing the sponsor such amount within five (5) business days of the end of the event.

Any gifts or entertainment (including but not limited to providing food in-house or de minimis gifts) involving sovereign wealth funds, state pension plans, state or local political campaigns, state or local Political Action Committees, incumbent state or local office holders running for federal office and state or local party committees, or any relatives, officers, directors, or employees of the foregoing (as applicable) require pre-approval by the CCO.

Loans

No employee may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with KBK, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No employee may use KBK’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Dealings with Government and Industry Regulators

KBK’s policy forbids payments of any kind by it, its employees or any agent or other intermediary to any government official, self-regulatory official, or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All employees of KBK and its affiliates are required to cooperate fully with management of KBK in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against KBK. Employees are expected, if requested, to provide KBK with reasonable assistance, including, but not limited to, meeting or consulting with KBK and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Restrictions on Contributions to Political Candidates

KBK employees shall not make direct or indirect contributions to any state or local level political campaign without the prior written consent of the Company. This includes indirect contributions through a spouse or child living at home. Also prohibited are solicitations on behalf of any state or local level political campaign, contributions to Political Action Committees related to the above, contributions to incumbent state/local office holders running for federal office, and contributions to state/local party committees.

To ensure strict compliance with the Foreign Corrupt Practices Act discussed below, KBK will not make contributions to candidates for foreign political office unless pre-approved in writing (or email) by KBK’s Compliance Department. Further, employees of KBK and representatives may not make political contributions, in cash or otherwise, through or on behalf of KBK, without the prior authorization noted above.

POLICY AND PROCEDURES TO COMPLY WITH THE FOREIGN CORRUPT PRACTICES ACT Purpose of the Policies and Procedures

From time to time, the personnel of KBK may have direct or indirect contact with representatives from foreign governments on issues ranging from governmental sales to the issuance of permits or licenses for certain activities. Such interaction with foreign governmental officials may implicate the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as other applicable foreign and domestic laws.

The policies and procedures described herein (the “Policy”) apply to every employee, officer, director, agent and shareholder who has dealings, directly or indirectly, with foreign governments on behalf of KBK. The Policy should be read in conjunction with KBK’s Code of Ethics and other general management policies. Adherence to the Policy is required of every employee, officer, director, agent and shareholder of KBK. The failure by any KBK employee to adhere to the Policy may result in disciplinary action or termination.

KBK’s Compliance Organization

Each group, division and corporate department within KBK is responsible for administering this Policy in accordance with the interpretations established by the CCO.

KBK’s Standards for the Conduct of International Business
Background

Generally, the FCPA prohibits any U.S. company, or any officer, director, employee, agent or stockholder acting on behalf of such company, to corruptly pay, offer, promise to pay or authorize the payment, directly or indirectly through another person or firm, of anything of value to a foreign official or employees of a foreign government who have discretionary authority with the intent to improperly influence the official decision-making of those individuals. In addition to this prohibition on U.S. companies and persons, the FCPA also applies to foreign companies whose shares are listed on U.S. exchanges, as well as foreign companies and individuals who take any action within the U.S. in furtherance of making a prohibited payment. The FCPA applies to improper payments made directly by U.S. companies and their officials, directors, and employees, and to improper payments made indirectly through persons (for example, agents, distributors, international representatives, consultants, and business partners) who may act for or on behalf of a company where the company knows, or has reason to know, such payments will be made. The FCPA is a criminal statute, and provides potentially severe criminal sanctions for those who fail to comply. The FCPA also requires U.S. companies to keep accurate and complete books and records and to maintain proper internal accounting controls.

The FCPA is a statute that has been broadly interpreted by the U.S. government—both in terms of the types of individuals and the types of conduct it implicates. The FCPA and other anti-bribery laws impose substantial penalties on companies and employees who violate the provisions of the same, including criminal and/or civil fines, and imprisonment. Accordingly, all KBK employees, officers, directors, agents and shareholders who are engaged in any activity on behalf of KBK that relates, directly or indirectly, to sales to, purchases from, or contacts with, foreign government officials, must have knowledge of the requirements identified herein. When the business of KBK involves payments of any type to foreign government officials, or officials from quasi-governmental or public international organizations, KBK personnel must ensure their actions do not run afoul of the FCPA or other anti-bribery laws.

The UK Bribery Act creates specific offences and provides a statutory definition of what constitutes a bribe which, in general, involves an individual offering a financial or other advantage to encourage the improper performance of a ‘relevant function or activity’. Relevant activities or functions are those conducted with an expectation of impartiality or good faith, or the person performing it is in a position of trust and includes most public, business and employment activities.

The FCPA and UK Bribery Act are very similar in many regards but an important distinction between the two is that offences under the UK Act are not limited to bribing a foreign official or employee of a foreign government. An offence under the UK Act relates to the provision to, or receipt from any individual (in any role or capacity – not just foreign or government officials), of a bribe. There is additionally the corporate offence of failure to prevent bribery occurring.

If there is any question as to whether certain activities may implicate any such laws, KBK personnel must consult with the Compliance Department prior to taking any such action.

Specific KBK Policy Statement

KBK’s policy is to respect and adhere to the applicable laws of each country where it does business, including, but not limited to, the FCPA and other anti-bribery laws. The purpose of the Policy is to maintain KBK’s reputation for integrity and ethical business conduct.

It is KBK’s policy that each of KBK, its employees, agents or anyone acting on KBK’s behalf, is strictly prohibited from making, offering to make, or benefitting from payments of money or anything of value, directly or indirectly, specifically to a foreign government official or to any individual generally for the purpose of influencing any act or decision of such official or securing an improper advantage to assist KBK in obtaining or retaining business. To that end, if any KBK personnel knows of, or believes there is a high probability of, a violation of the FCPA or other anti-bribery law by KBK or its personnel or agents, they must alert the Compliance Department immediately. KBK’s personnel have an obligation under KBK’s Code of Ethics to conduct company business legally and ethically. Improper gifts, payments or offerings of anything of value to foreign officials or other individuals could jeopardize KBK’s business and reputation. The use of KBK funds or assets for any unlawful, improper or unethical purpose is also prohibited. Each KBK employee and agent has a duty to act in accordance with these policies and procedures and to abide by all applicable laws and regulations, including the laws and regulations of the country in which a transaction takes place. It is KBK’s policy that its employees, agents and those acting on KBK’s behalf consult with the Compliance Department prior to taking any action if they have any question whether such action might implicate the FCPA or any other anti-bribery law. Moreover, KBK has determined that certain activities (noted below) that are often considered “red flag” activities under the FCPA require prior written authorization from the Compliance Department.

Policies, Procedures, and Controls
Application

This Policy extends to all of KBK’s domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, as well as to any business enterprise in which KBK has a 50.1% or greater ownership stake.

General Rules

Except as expressly provided elsewhere in this Policy, no payment or gift of any kind may be promised, offered or made to any foreign official, to any third person such as a consultant who, in turn, is likely to make a gift, payment or offer anything of value to a foreign official or to any individual generally, if such payment or gift is made with the intent to improperly influence the official decision-making of such foreign official or individual.

For the purposes of this Policy, a “foreign official” means any officer or employee of a foreign government (i.e., other than the United States) or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a “public international organization,” any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official, or any candidate for foreign political office. “Foreign officials” include not only elected officials, but also any persons who hold government positions, employees of companies owned by foreign governments, political party officials and others.

It is possible that members of sovereign wealth funds (“SWFs”) qualify as government officials. Accordingly, before giving any gift or providing any benefit to any member of any SWF, please seek Compliance Department approval.

The term “public international organization” includes, among others, organizations such as the World Bank, the International Finance Corporation, the International Monetary Fund, and the Inter-American Development Bank. KBK’s Compliance Department must be contacted if there is a question as to whether an organization should be treated as a public international organization for the purpose of this Policy.

Violations of the anti-bribery provisions of the FCPA carry significant penalties. Individuals can be imprisoned for up to 5 years and fined up to $100,000 for each violation. Moreover, under the Alternative Fines Act, the fine can be much higher—equaling up to twice the benefit sought through the corrupt payment. Any fines imposed on individuals may not be paid by their employer or principal. Penalties under the U.K. Bribery Act include unlimited fines and up to ten years in prison per offense for the responsible persons.

Liability for Third-Party Payments

According to the FCPA, entities are prohibited from offering anything of value to “any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office.” Accordingly, KBK may be held liable for violations by third parties, acting on KBK’s behalf, of the FCPA’s bribery prohibitions if KBK “knows” of the violation, (i.e., has actual knowledge of the conduct, has a firm belief that the circumstances of an offense exist, or is aware of the high probability of such circumstances). KBK may therefore be liable for violations committed by foreign subsidiaries or joint ventures, or by agents retained by either, if KBK is deemed to know of such improper activities.

Neither KBK, its officers, directors, employees or agents can escape liability by being willfully blind to an action or fact that should reasonably have alerted it (or them) to a high probability of an FCPA violation occurring either directly or indirectly through others. Accordingly, all KBK personnel who believe there is a high probability of a violation occurring must notify the Compliance Department at once.

Successor Liability

Even if an improper payment was made by a foreign entity whose shares are not listed on any U.S. exchange and the improper payment occurs outside of the U.S. (and thus potentially outside of the scope of the FCPA), KBK may nevertheless become liable for such payments if KBK merges, acquires or invests in that foreign entity. This is commonly referred to as “successor liability.” In order to avoid or minimize successor liability, when KBK personnel learn of a potential improper payment, either before or after a transaction, they must alert the Compliance Department at once.

Government-Owned Businesses

In many countries it is a common practice for government officials to own or operate business enterprises. While the FCPA and related laws do not prohibit legitimate business relationships with business enterprises owned or controlled by foreign officials, any dealings with any such enterprise must be approved in advance by KBK’s Compliance Department.

Charitable Contributions

The making of charitable contributions can subject individuals and KBK to liability under the FCPA if the contributions were made in order to gain favor with a foreign governmental official or otherwise gain an improper advantage from any such official. Under the UK Bribery Act contributions are prohibited if they cause any individual to improperly perform a relevant function or activity. Employees and representatives must ensure that donations are given only to bona fide charities and are only used for proper charitable purposes and not otherwise misapplied in violation of this Policy, the FCPA, or local law, such as the UK Bribery Act.

Permissible Payments

Not all payments to foreign officials violate the FCPA. However, unlike most provisions of the FCPA, the “affirmative defenses” (i.e., the circumstances in which otherwise improper payments are permitted) are construed rather narrowly. And under the UK Bribery Act, any such payment could amount to a bribe if a reasonable person in the U.K. would regard that action as improper. Accordingly, KBK personnel should not make any payment relying on the fact that it may be considered permissible under the FCPA’s affirmative defenses.

The FCPA allows certain types of payments to foreign officials under very limited circumstances. However, the UK Bribery Act makes no exception for such “facilitation payments.” KBK’s policy must adhere to the more conservative rule, so such facilitation payments are prohibited.

Record-Keeping, Accounting & Payment Practices

The record-keeping provisions of the FCPA require subject companies (which includes majority-owned subsidiaries of companies covered by the FCPA) to keep their books, records and accounts in reasonable detail, accurately and such that they fairly reflect all transactions and dispositions of assets. No undisclosed or unrecorded accounts are to be established for any purpose. False or artificial entries are not to be made in the books and records of the company for any reason. For example, no such payment may be described as “petty cash.” Finally, personal funds must not be used to accomplish what is otherwise prohibited by KBK policy.

The failure to abide by the accounting requirements of the FCPA can result in criminal liability if the violation—be it a circumvention of internal accounting controls, a failure to implement a system of internal accounting controls, or a falsifying of books and records—was done knowingly. Alternatively, violators could be subject to SEC enforcement actions, including injunctive actions, cease and desist orders and administrative proceedings, all of which could result in suspension or disbarment from the securities industry. Fines for individuals who violate the accounting requirements of the FCPA can range from several thousand dollars up to $5 million, depending on the willfulness of the conduct, and, under the Alternative Fines Act, the penalties could be set much higher—equaling double the amount of pecuniary gain sought by the illicit conduct. As with the anti-bribery provisions, an individual’s fine for violating the accounting provisions may not be paid by that individual’s employer.

Selection of Representatives

KBK may be liable for the actions of its agents, consultants, representatives and business partners acting on its behalf (“representatives”). No representative of KBK may enter into any transaction that is intended or designed to permit such person to circumvent the FCPA or the laws or regulations of a foreign country. Any transaction that has the appearance of permitting any person to circumvent such laws must be avoided. Particular care must be taken in respect of “split payments” (i.e., payments for services that are made outside the country in which the services are performed, other than payments in the country in which the provider of the services is incorporated and has an established presence, or payments inside the country in other than the local currency) to ensure that such payments are made for legitimate business reasons.

The selection of representatives should be made only after careful deliberation and the consideration of all information available regarding the person’s references and past performance. This information includes, amongst other things, the representative’s reputation and qualifications, the manner and reasonableness of compensation, the relationship, if any, between the owners and employees of the representative and the subject foreign official or individual generally, and the presence or absence of any secret partners. The willingness of the representative to fully disclose its relationship with KBK and the legality of the relationship under local law must be considered.

Employees must provide documentation of such due diligence and adequate assurance of compliance with the FCPA and UK Bribery Act to the Compliance Department and obtain approval prior to executing an agreement with any representative. Under no circumstances should any employee authorize or request a representative to provide services prior to the execution of an agreement.

Gifts Received from Government Officials

Employees are prohibited from accepting accept gifts from foreign government officials. If, under extraordinary circumstances (e.g., diplomatic protocol, ceremonial recognition), it is not practical for the employee to reject or return a gift, the gift must be reported and turned over promptly to KBK Compliance, regardless of its nature or value.

Reporting Violations

As noted above, employees are required to report any suspected or actual violations of this Policy or the FCPA to the Compliance Department. Reporting will not subject the employee to any retaliatory action by KBK.

Questions

If you have questions or issues concerning this Policy, foreign officials or payment practices you should contact the CCO.

INFORMATION CONFIDENTIALITY

All information collected pursuant to this Code will be treated confidentially except to the extent required or reasonably interpreted to be required to be disclosed by law.

Each KBK employee is expected to take appropriate measures to protect the confidentiality of Confidential Information (as defined below). In general, employees shall refrain from disclosing Confidential Information to anyone, inside or outside of KBK, except on a need-to-know basis and under circumstances that make it reasonable to believe that the information will not be improperly disclosed by the recipient. If an employee believes that disclosure of certain information is required or compelled by law, the employee must contact the CCO for approval before disclosing the information.

When KBK (or a fund for which KBK acts as investment adviser or sub-adviser) enters into any agreement with a third party that imposes confidentiality restrictions on KBK (and/or the funds) and its employees, each employee, by virtue of this Code provision, will likewise be deemed restricted by the confidentiality restrictions of such agreement without the need to have such employee execute any supplement thereto.

"Confidential Information" as used in the preceding paragraph shall mean (i) information (which can be written or oral) that is explicitly or implicitly received and held in confidence by KBK from third parties or (ii) confidential information (which can be written or oral) prepared or developed within KBK concerning KBK business (such as, purely by way of example, current portfolio positions, securities that are being considered by KBK as possible investments for fund or other clients but also including such things as confidential employee-related information). Under some circumstances, Confidential Information may be material and nonpublic, and thus its treatment shall also be subject to additional policies and procedures as contained in this Code.

The Investment staff (including traders and research analysts) must take measures to restrict access to Confidential Information. All research is to be saved and stored only in approved locations on the firm’s server. The CCO will manage/control employee access to these electronic folders.

COMPLIANCE REVIEWS

The Chief Compliance Officer is responsible for general maintenance and, as appropriate, oversight of KBK’s Code of Ethics.

The Compliance Department performs periodic retroactive reviews of KBK and Investment Account trading activities, which include reviews for potential trading in Watch List securities. The results of these reviews are set forth in a summary report. The report shall specify any related concerns and recommendations and be accompanied by any appropriate exhibits.

WHISTLEBLOWER POLICY AND PROCEDURES

The Whistleblower Incentives and Protection Act (the “Whistleblower Act”) directs the SEC to pay awards, subject to certain limitations and conditions, to a person who voluntarily provides the SEC with original information about a violation of the securities laws (a “whistleblower”) that leads to a successful SEC enforcement action that results in monetary sanctions exceeding $1,000,000.

In exercising its discretion to determine the amount of the award, the SEC must consider, among several other factors, whether, and the extent to which, the whistleblower timely reported the possible violations through the Firm’s internal compliance procedures and whether, and the extent to which, the whistleblower assisted with any internal investigation. An award may be decreased if the whistleblower interfered with the relevant Firm’s established legal, audit or compliance procedures, made any material false, fictitious or fraudulent statements, or knowingly provided any false writing or document to the Firm that hindered the Firm’s ability to detect, investigate or remediate the reported securities violations.

As a further incentive for reporting initially to the Firm, the Whistleblower Act provides that the date that the whistleblower initially reported through the Firm’s compliance procedures will be treated as the date the whistleblower reported to the SEC, as long as the whistleblower follows the reporting procedures to the SEC within 120 days of such initial report date. The earlier date of reporting to the Firm is preserved in the event that another whistleblower subsequently reported to the SEC on the same matter. In the SEC’s determination of the whistleblower award, all the information provided to the SEC developed by the Firm in its investigation will be attributed to the whistleblower. Therefore, the whistleblower may potentially get a higher reward where there is also reporting to the Firm’s Legal Department.

Rules under the Whistleblower Act prohibit employers from retaliating, directly or indirectly, against a whistleblower for lawful acts in providing information to the SEC or participating or assisting in any investigation or judicial or administrative action brought by the SEC.

Policy

KBK is committed to complying with all applicable legal and regulatory requirements, including the Whistleblower Act. The Firm’s reputation for honesty and integrity is reflected in the way it conducts its own business, including its respect for all laws, including the laws governing securities and investment advisors. The Firm’s Code of Conduct outlines the ethical standards that the Firm and all of its employees must adhere to.

Under the Code, employees are required to report all types of violations or potential violations of the Firm’s compliance policies and procedures (“Policies and Procedures”), including but not limited to the following: noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements or omissions in regulatory filings, the Firm’s books and records, or reports or disclosure documents provided to clients and other third parties; activity that is harmful to clients, including fund investors; and deviations from required Firm procedures that protect clients and the Firm.

Employees must report any violation promptly to the CCO. If the CCO is allegedly involved in the violation or is unreachable, Employees may report violations to outside counsel or consulting firm. Any such reports will be treated confidentially to the extent permitted by law. The CCO will investigate any reported or suspected violation of the Policies and Procedures.

Employees are required to cooperate in any investigation. Retaliation against an individual who reports a violation is prohibited, both as a matter of Firm policy and under the Whistleblower Act, and will be dealt with as a separate violation of Firm policy and procedure.

At least once a year, each Employee will be required to certify on the Annual Certification of Compliance form that he or she has read and understood the Firm compliance manual, has complied with its requirements, and has complied with certain specific compliance obligations, including the reporting to the Firm of all violations of which the Employee is aware.

Procedures for Receiving and Investigating Reports

1.

The CCO is authorized to receive and investigate reports. Employees may submit reports to COO, at:

KBK Capital Management, LLC

Attn. Kevin Bush, CCO

55 South East 2nd Avenue
Delray Beach, FL 33444

An employee wishing to report a complaint or concern on an anonymous basis to the CCO, may do so in writing marked “CONFIDENTIAL – TO BE OPENED BY THE CCO ONLY” at the address specified above. Any report so addressed that is received by any person must be forwarded immediately to the General Counsel.

If an employee believes that the CCO may have a conflict of interest in handling a complaint or concern, or if the CCO is unavailable and the matter is urgent, the employee may submit his or her complaint or concern marked “CONFIDENTIAL – TO BE OPENED BY ADDRESSEE ONLY” directly to the COO, who may be contacted at:

KBK Capital Management, LLC
Attn. Bhavana Khanna, COO
175 Varick Street

Soho, New York, NY 10014

The COO may, in his or her discretion, return any such report to Counsel for scheduling and investigation, or retain the matter for investigation by the COO or their designee.

2.

Promptly upon receipt, Counsel will evaluate whether a complaint constitutes a report that might be subject to the Whistleblower Act.

3.

If Counsel deems the complaint a report, he or she will promptly investigate the report and communicate the results of the investigation in reasonable detail to the Chief Operating Officer, including a description of the report, the steps taken in the investigation, any factual findings and the recommendations for corrective action, if applicable. Counsel or designees may, if they deem it reasonably necessary, require the assistance of any officers or employees of the Firm in investigating and resolving any report. All employees must cooperate as requested.

4.

If Counsel receives a report that implicates him or her, Counsel will promptly recuse himself or herself from the investigation and inform the Chief Operating Officer in writing. Additionally, at any time, the Chief Operating Officer may, in his or her discretion, determine that the Chief Operating Officer, and not Counsel, should initiate and/or assume the investigation of any report.

5.

The Firm will respond to reports as appropriate under the circumstances. All investigations must be concluded as soon as reasonably possible following the initial report of violation made by a whistleblower under this policy.

6.

Upon conclusion of the investigation, senior management of the Firm will consider, in consultation with Counsel and/or outside counsel, as appropriate, whether it is necessary or appropriate to report the alleged violation to the SEC. Any such report will include the name of the whistleblower (unless the report was submitted confidentially and the whistleblower is not seeking an award from the SEC) and the date of the initial report of the violation to the Firm.

Protection of Whistleblowers

Consistent with the policies of the Firm, the Firm prohibits and will not tolerate any retaliation or attempted retaliation by any person or group, directly or indirectly, against anyone who, in good faith, makes a report or provides assistance to Counsel, the Firm’s management, or any governmental, regulatory or law enforcement authority investigating or acting on a report.

Any acts of alleged retaliation should be reported immediately to Counsel, in the case of any such act by Counsel, to the Chief Operating Officer. Acts of retaliation may result in disciplinary action against the individual(s) causing such retaliation, up to and including termination of employment.

Confidentiality

All reports received from employees will be treated confidentially, and the anonymity of the reports preserved, using the Firm’s standard procedures with respect to maintenance of confidential documents.

Records; Attorney-Client Privilege

Counsel will retain on a strictly confidential basis for a period of five years after the end of the fiscal year in which such records are created all records relating to any report and to the investigation. Counsel and CCO shall take all reasonable steps to ensure that the records are protected by attorney-client privilege and the attorney work-product doctrine.